Exhibit 99.1

AMENDMENT NUMBER ELEVEN TO THE
LOWE’S 401(k) PLAN

This Amendment Number Eleven to the Lowe’s 401(k) Plan, as last restated effective as of January 1, 2013 (the “Plan”), is adopted by Lowe’s Companies, Inc. (the “Company”).

WITNESSETH:
WHEREAS, the Company currently maintains the Plan for the benefit of its eligible employees and the eligible employees of its subsidiaries which have adopted and participate in the Plan; and

WHEREAS, the Company desires to amend the Plan to add Roth contributions pursuant to Internal Revenue Code Section 402A; and

WHEREAS, under Section 15 of the Plan, the Company may amend the Plan in whole or in part at any time;

NOW, THEREFORE, the Company hereby amends the Plan effective as of April 3, 2021 as follows:

1.    The definition of “Account” in Section 2 is amended to state as follows:
The separate record maintained for each Participant to reflect all allocations and distributions with respect to the Participant under the Plan. Each Participant may have a Salary Deferral Account, a Roth Account, a Matching Account, an ESOP Diversification Account, an ESOP Account, a Rollover Account, a Roth Rollover Account, or any other Account or sub-account established by the Committee from time to time. See Section 6.
2.    The following new definition shall be added to Section 2:
Roth Contributions. . . . . . . . . . . . Salary Deferral Contributions made pursuant to the elections of Participants in accordance with Section 4(j).

3.    The following new definition shall be added to Section 2:

Roth Account. . . . . . . . . . . . The Account which reflects any interest attributable to Roth Contributions, other than Roth rollover contributions (which are reflected in the Roth Rollover Account). See Section 4(j).

4.    The definition of “Salary Deferral Account” in Section 2 is amended to state as follows:

Salary Deferral Account. . . . . . . . . . . . The Account which reflects each Participant’s interest attributable to pre-tax Salary Deferral Contributions.

5.    Section 3(f) is amended to state as follows:

(f) Election to Make Salary Deferral Contributions. In order to become a Participant, an eligible Employee shall elect to have Salary Deferral Contributions made by Lowe’s to the Trust on his behalf, as provided in Section 4(a). Salary Deferral Contributions shall be made, at the eligible Employee’s election, on a pre-tax basis, or pursuant to Section 4(j), as Roth Contributions. An eligible Employee must make such an election to be eligible to receive Company Match Contributions under Section 4(c). An eligible Employee may elect to have Salary Deferral Contributions made on his behalf (and become a Participant) at any time after he has satisfied the requirements of Section 3(a).

6.    The following sentence shall be added to the end of Section 4(a):

Salary Deferral Contributions shall be made, at the eligible Employee’s election, on a pre-tax basis, or pursuant to Section 4(j), as Roth Contributions.

7.    The second sentence of Section 4(b) shall be revised to read as follows:

A Participant who makes an election, or is deemed to have made an election, to reduce his Deferral Compensation under Section 4(a) or 4(j), and who is eligible to make Catch-Up Contributions in accordance with this Section 4(b), shall be deemed to have elected to make Catch-Up Contributions to the extent the Participant’s Salary Deferral Contributions (including, if elected, Roth Contributions) made in accordance with the Participant’s compensation reduction election, or deemed election, under Section 4(a) or 4(j) would exceed the limitation of Code Section 402(g) or 415.

8.    Section 4(i)(i) is amended to state as follows:

(i)    The Plan will accept a direct rollover of a distribution made to the Plan on behalf of such an Employee from (A) a qualified plan described in Section 401(a) or 403(a) of the Code, including after- tax employee contributions and Roth Contributions, (B) an annuity contract described in Section 403(b) of the Code, excluding after- tax employee contributions, or (C) an eligible plan under Section 457(b) of the Code that is maintained by a state, political subdivision of a state, or an agency or instrumentality of a state or political subdivision of a state. The Plan will only accept a rollover contribution to a Roth Rollover Account if it is directly from another Roth elective deferral account under an applicable retirement plan described in Code Section 402A(e)(1) and only to the extent the rollover is permitted under the rules of Code Section 402(c).

9.    The following Section 4(j) shall be added to the Plan to read as follows:

(j) Roth Contributions. Effective for the pay period beginning April 3, 2021 and thereafter, the Plan will accept Roth Contributions made on behalf of Participants. A Roth Contribution is a Salary Deferral Contribution that is (i) an elective deferral designated irrevocably by the Participant at the time of the cash or deferred election as a Roth Contribution that is being made in lieu of all or a portion of the pre-tax Salary Deferral Contributions the Participant is otherwise eligible to make under the Plan, subject to the same limitations in combination with such pre-tax Salary Deferral Contributions, and (ii) treated by Lowe’s as includible in the Participant’s income at the time the Participant would have received that amount in cash if the Participant had not made a cash or deferred election. Contributions and withdrawals of Roth Contributions will be credited and debited to the Roth Account maintained for each Participant. The Plan will maintain a record of the amount of Roth Contributions in each Participant’s Roth Account. Gains, losses, and other credits or charges shall be separately allocated on a reasonable and consistent basis to each Participant’s Roth Account and the Participant’s other Accounts under the Plan. No contributions other than Roth Contributions and properly attributable earnings will be credited to each Participant’s Roth Account.

A Participant may elect to receive a withdrawal from the Participant’s Roth Account subject to the same conditions and restrictions applicable to in-service withdrawals from the Participant’s Salary Deferral Account under Section 10. The Committee shall establish rules and procedures applicable to the making and distribution of Roth Contributions that are not inconsistent with the provisions of this Section 4(j).

Notwithstanding the foregoing, a Participant may not elect Roth Contributions under the Plan after January 1 of a Plan Year if the

Participant has made the irrevocable election to participate in the Lowe’s Companies Benefit Restoration Plan (the “BRP”) for that Plan Year. Participants of the BRP may elect to make Roth Contributions under this Plan, but such election must be made prior to or contemporaneous with the Participant’s irrevocable election to participate in the BRP for a specific Plan Year, and the election to make Roth Contributions is irrevocable during the Plan Year in which the Participant is also participating in the BRP. Regardless of BRP participation, a Participant is eligible to roll over Roth deferrals to the Roth Rollover Account in accordance with Section 4(i)(i).

10.    The first sentence of Section 5 is amended to state:

Trust Assets under the Plan attributable to Salary Deferral Accounts, Roth Accounts, Rollover Accounts, Roth Rollover Accounts, Matching Accounts, ESOP Diversification Accounts and ESOP Accounts shall be invested by the Trustee as directed by Participants in the investment funds (and options) available under the Plan as set forth below.

11.    The first sentence of Section 6(a) shall be amended to read as follows:

The Salary Deferral Account, Roth Account, Matching Account and Catch-Up Account maintained for each Participant will be credited throughout each Plan Year with Salary Deferral Contributions, Roth Contributions, Company Match Contributions, and Catch-Up Contributions respectively made on a Participant’s behalf pursuant to Sections 4(a), (b), (c) and (j) of the Plan.

12.    Section 9(d) is amended to state as follows:

(d) Automatic Cashout and Mandatory Rollover. If a terminated Participant’s vested Capital Accumulation (excluding any amount in a Rollover Account, but including any amount in a Roth Rollover Account) does not exceed $5,000, the Participant’s vested Capital Accumulation shall be distributed in accordance with this paragraph (d).

If a terminated Participant’s vested Capital Accumulation (including any amount in any Rollover Account) does not exceed $1,000, unless the Participant elects to have such distribution paid directly to an “eligible retirement plan” in a direct rollover as provided in Section 9(g), the Participant’s vested Capital Accumulation shall be distributed to the Participant or the Participant’s Beneficiary as soon as administratively practicable following the Participant’s separation from Service. If the distribution of a terminated Participant’s vested Capital Accumulation is subject to this paragraph and, including any amount in any Rollover Account, exceeds $1,000, unless the Participant elects to receive the distribution directly, the Participant’s vested Capital Accumulation shall be distributed in a direct rollover to an individual retirement plan designated by the Participant, or if the Participant fails to make such designation, by the Committee. For purposes of determining whether a direct rollover to an individual retirement plan is required, amounts within Roth and Roth Rollover Accounts are considered separately from the Participant’s other non-Roth Accounts in determining whether the total amount of the Participant’s Capital Accumulation exceeds $1,000 (should a Participant’s non-Roth Accounts exceed $1,000 while a Participant’s Roth and Roth Rollover Accounts total less than $1,000, only the Participant’s non- Roth Account balances are subject to a direct rollover to an individual retirement plan in the absence of an affirmative election by the Participant to receive a cash distribution or elect a rollover).

13.    The first sentence of Section 9(f) is amended to state as follows:

If a Participant’s Capital Accumulation (excluding any amount in any Rollover Account, but including any amount in a Roth Rollover Account) exceeds $5,000, his Capital Accumulation shall not be distributed to him before he attains age 62 without his consent.

14.    The last sentence of Section 9(g) is deleted and the following is added to the end of Section 9(g):

Notwithstanding the foregoing, a direct rollover of a distribution from a Roth Account or Roth Rollover Account under the Plan will be made only to another Roth elective deferral account under an applicable retirement plan described in Code Section 402A(e)(1) or to a Roth IRA described in Code Section 402(c).

15.    The first sentence of Section 10(a) regarding Hardship Withdrawals shall be amended to read as follows:

A Participant who is still employed by Lowe’s shall be entitled to request a hardship withdrawal of all or a portion of his Salary Deferral Account, Rollover Account, Roth Rollover Account, ESOP Diversification Account, Catch-Up Contribution Account, or Roth Account; provided, however, that any earnings attributable to his

Salary Deferral Account, Roth Account or Catch-Up Contribution Account may not be withdrawn, and the minimum hardship withdrawal permissible shall be $1,000.

16.    Except as expressly or by necessary implication amended by this Amendment Number Eleven, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment Number Ten to be executed by its duly authorized officer this 31st day of March 2021.

LOWE’S COMPANIES, INC.

By: /s/ David R. Green
David R. Green, Vice President, Tax
Administrative Committee Chair